Exhibit (i)(2)

August 26, 2024

Simplify Exchange Traded Funds

222 Broadway, 22nd Floor

New York, New York 10038

Re:	Simplify Exchange Traded Funds - File Nos. 333-238475 and 811-23570

Ladies and Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 101 to the Simplify Exchange Traded Funds Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 112 under the Securities Act of 1933 (Amendment No. 113 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP
THOMPSON HINE LLP